Exhibit 99

1016 Civic Center Drive NW • Rochester, MN 55901 • Phone (507) 535-1200 • Fax (507) 535-1301

NEWS RELEASE	CONTACT:	Bradley Krehbiel
Chief Executive Officer, President
HMN Financial, Inc. (507) 252-7169 FOR IMMEDIATE RELEASE

HMN FINANCIAL, INC. ANNOUNCES THIRD QUARTER RESULTS

Third Quarter Summary

●	Net income of $3.6 million, up $0.5 million, compared to $3.1 million in third quarter of 2020
●	Diluted earnings per share of $0.81, up $0.14, compared to $0.67 in third quarter of 2020
●	Provision for loan losses of ($0.9) million, down $1.7 million from $0.8 million in third quarter of 2020
●	Gain on sales of loans of $1.5 million, down $1.5 million from $3.0 million in third quarter of 2020
●	Net interest income of $8.0 million, up $0.7 million from $7.3 million in third quarter of 2020
●	Net interest margin of 3.32%, down 8 basis points, compared to 3.40% in third quarter of 2020

Year to Date Summary

●	Net income of $11.6 million, up $4.4 million, compared to $7.2 million in first nine months of 2020
●	Diluted earnings per share of $2.55, up $1.01, compared to $1.54 in first nine months of 2020
●	Provision for loan losses of ($2.4) million, down $3.9 million from $1.5 million in first nine months of 2020
●	Gain on sales of loans of $4.9 million, down $1.6 million from $6.5 million in first nine months of 2020
●	Net interest income of $23.2 million, up $1.8 million from $21.4 million in the first nine months of 2020
●	Net interest margin of 3.31%, down 26 basis points, compared to 3.57% in first nine months of 2020

Net Income Summary

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(Dollars in thousands, except per share amounts)	2021	2020	2021	2020
Net income	$3,619	3,101	$11,565	7,177
Diluted earnings per share	0.81	0.67	2.55	1.54
Return on average assets (annualized)	1.45%	1.39%	1.60%	1.15%
Return on average equity (annualized)	13.18%	12.50%	14.57%	9.98%
Book value per share	$23.93	20.91	$23.93	20.91

ROCHESTER, MINNESOTA, October 21, 2021 - HMN Financial, Inc. (HMN or the Company) (Nasdaq:HMNF), the $1.0 billion holding company for Home Federal Savings Bank (the Bank), today reported net income of $3.6 million for the third quarter of 2021, an increase of $0.5 million, compared to net income of $3.1 million for the third quarter of 2020. Diluted earnings per share for the third quarter of 2021 was $0.81, an increase of $0.14 per share, compared to diluted earnings per share of $0.67 for the third quarter of 2020. The increase in net income between the periods was primarily because of a $1.7 million decrease in the provision for loan losses. The provision for loan losses decreased primarily because of a reduction in certain loan loss reserve percentages as a result of an internal analysis of the loan portfolio and economic improvements related to the COVID-19 pandemic. Net interest income also increased $0.7 million primarily because of an increase in the yield enhancements realized on Paycheck Protection Program (PPP) loans that were repaid during the period. These increases in net income between the periods were partially offset by a $1.5 million decrease in the gain on sales of loans due to a decrease in mortgage loan activity. Income tax expense also increased $0.3 million as a result of the increased pre-tax income between the periods.

President’s Statement

“We are pleased to report the positive quarterly financial results that include increased net interest income which reflects our active participation in the PPP and a credit loan loss provision which reflects the improving credit quality of our loan portfolio,” said Bradley Krehbiel, President and Chief Executive Officer of HMN. “We are also pleased with the asset growth that we continue to experience and the positive impact it had on our net interest income.”

Third Quarter Results

Net Interest Income

Net interest income was $8.0 million for the third quarter of 2021, an increase of $0.7 million, or 10.3%, from $7.3 million for the third quarter of 2020. Interest income was $8.4 million for the third quarter of 2021, an increase of $0.5 million, or 5.7%, from $7.9 million for the third quarter of 2020. Interest income increased primarily because of the $0.8 million in yield enhancements recognized on PPP loans that were repaid during the period. Interest income also increased because of the $107.7 million increase in the average interest-earning assets between the periods. These increases in interest income were partially offset by a decrease in the average yield earned on interest-earning assets which was 3.47% for the third quarter of 2021, a decrease of 24 basis points from 3.71% for the third quarter of 2020. The decrease in the average yield is primarily related to the decrease in the prime rate that occurred in the first quarter of 2020, which lowered the rate on adjustable rate loans in the portfolio as well as any new or renewing fixed rate loans that were originated since that time.

Interest expense was $0.4 million for the third quarter of 2021, a decrease of $0.3 million, or 45.1%, from $0.7 million for the third quarter of 2020. Interest expense decreased despite the $96.6 million increase in the average interest-bearing liabilities and non-interest bearing deposits between the periods primarily because of the decrease in the average interest rate paid on deposits. The average interest rate paid on interest-bearing liabilities and non-interest bearing deposits was 0.16% for the third quarter of 2021, a decrease of 18 basis points from 0.34% for the third quarter of 2020. The decrease in the interest paid on interest-bearing liabilities was primarily because of the decrease in deposit rates as a result of the decrease in the federal funds rate in the first quarter of 2020. Net interest margin (net interest income divided by average interest-earning assets) for the third quarter of 2021 was 3.32%, a decrease of 8 basis points, compared to 3.40% for the third quarter of 2020. The decrease in the net interest margin is primarily related to the decrease in the average yield earned on interest-earning assets as a result of the decrease in the prime rate that occurred in the first quarter of 2020.

A summary of the Company’s net interest margin for the three and nine month periods ended September 30, 2021 and 2020 is as follows:

	For the Three Month Period Ended
	September 30, 2021			September 30, 2020
(Dollars in thousands)	Average Outstanding Balance	Interest Earned/ Paid	Yield/ Rate	Average Outstanding Balance	Interest Earned/ Paid	Yield/ Rate
Interest-earning assets:
Securities available for sale	$215,811	514	0.94%	$103,132	434	1.67%
Loans held for sale	5,991	40	2.63	9,309	65	2.76
Single family loans, net	164,591	1,442	3.48	134,460	1,325	3.92
Commercial loans, net	420,062	5,840	5.52	474,325	5,390	4.52
Consumer loans, net	43,955	515	4.65	60,473	709	4.66
Other	110,173	50	0.18	71,180	26	0.15
Total interest-earning assets	960,583	8,401	3.47	852,879	7,949	3.71

Interest-bearing liabilities and non-interest-bearing deposits:
Checking accounts	155,373	45	0.11	129,276	41	0.13
Savings accounts	115,526	18	0.06	93,022	17	0.07
Money market accounts	249,335	138	0.22	221,991	190	0.34
Certificate accounts	91,595	159	0.69	111,847	408	1.45
Total interest-bearing liabilities	611,829			556,136
Non-interest checking	259,721			219,512
Other non-interest bearing deposits	2,923			2,218
Total interest-bearing liabilities and non-interest-bearing deposits	$874,473	360	0.16	$777,866	656	0.34
Net interest income		$8,041			$7,293
Net interest rate spread			3.31%			3.37%
Net interest margin			3.32%			3.40%

	For the Nine Month Period Ended
	September 30, 2021			September 30, 2020
(Dollars in thousands)	Average Outstanding Balance	Interest Earned/ Paid	Yield/ Rate	Average Outstanding Balance	Interest Earned/ Paid	Yield/ Rate
Interest-earning assets:
Securities available for sale	$192,877	1,514	1.05%	$100,889	1,371	1.81%
Loans held for sale	5,303	114	2.88	6,942	156	2.99
Single family loans, net	154,992	4,189	3.61	130,441	3,907	4.00
Commercial loans, net	433,514	16,783	5.18	446,580	15,781	4.72
Consumer loans, net	47,779	1,668	4.67	64,570	2,312	4.78
Other	99,778	116	0.16	51,030	149	0.39
Total interest-earning assets	934,243	24,384	3.49	800,452	23,676	3.95

Interest-bearing liabilities and non-interest-bearing deposits:
Checking accounts	156,983	137	0.12	115,110	102	0.12
Savings accounts	111,715	52	0.06	87,587	48	0.07
Money market accounts	238,011	408	0.23	205,868	684	0.44
Certificate accounts	95,537	626	0.88	118,422	1,459	1.65
Total interest-bearing liabilities	602,246			526,987
Non-interest checking	249,215			200,965
Other non-interest bearing deposits	2,632			2,384
Total interest-bearing liabilities and non-interest-bearing deposits	$854,093	1,223	0.19	$730,336	2,293	0.42
Net interest income		$23,161			$21,383
Net interest rate spread			3.30%			3.53%
Net interest margin			3.31%			3.57%

Provision for Loan Losses

The provision for loan losses was ($0.9) million for the third quarter of 2021, a decrease of $1.7 million compared to $0.8 million for the third quarter of 2020. The provision for loan losses decreased between the periods primarily because of a reduction in certain loan loss reserve percentages as a result of an internal analysis of the loan portfolio and economic improvements related to the COVID-19 pandemic. During 2020, the Company increased its allowance for loan losses due to the changes in the economic environment related to the disruption in business activity as a result of the COVID-19 pandemic. The amount of the increase in the allowance for loan losses related to the economic environment was based, in part, on the amount of loans to borrowers in the hospitality, restaurant and entertainment industries that were negatively impacted by the COVID-19 pandemic. The underlying operations supporting many of the loans that were initially negatively impacted by the pandemic have improved and the amount of loans requiring accommodations decreased in 2021. At September 30, 2021, the Company had six loans in the hospitality industry totaling $25.5 million that had been granted loan accommodations in accordance with Section 4013 of the Coronavirus Aid, Relief, and Economic Security (CARES) Act. The accommodations granted allow the borrowers to make interest only payments for periods up to December 31, 2021. Of these loans, $5.7 million were classified but still accruing at September 30, 2021 and all of these loans were current with their agreed upon payments. The commercial credit department continues to communicate regularly with the borrowers that have been granted loan accommodations and monitors their activity closely. It is anticipated that most of the remaining borrowers that have been granted accommodations will be in a position to resume making their regular loan payments at the end of the initial accommodation period. However, some of the borrowers may need additional accommodations when their initial accommodation period ends as their operations may need more time to recover from the impact of the pandemic.

The allowance for loan losses is made up of general reserves on the entire loan portfolio and specific reserves on impaired loans. The general reserve amount includes quantitative reserves based on our past loan loss history and qualitative reserves for other items determined to have a potential impact on future loan losses. The reserves decreased during the quarter primarily as a result of an internal analysis of the loan portfolio. Total non-performing assets were $1.8 million at September 30, 2021, which is unchanged from June 30, 2021.

A reconciliation of the Company’s allowance for loan losses for the quarters ended September 30, 2021 and 2020 is summarized as follows:

(Dollars in thousands)	2021	2020
Balance at June 30,	$9,915	8,649
Provision	(886)	770
Charge offs:
Consumer	0	(29)
Commercial business	0	(8)
Recoveries	41	150
Balance at September 30,	$9,070	9,532

Allocated to:
General allowance	$8,784	9,416
Specific allowance	286	116
	$9,070	9,532

The following table summarizes the amounts and categories of non-performing assets in the Company’s portfolio and loan delinquency information as of the end of the two most recently completed quarters and December 31, 2020.

	September 30,	June 30,	December 31,
(Dollars in thousands)	2021	2021	2020
Non‑performing loans:
Single family	$423	$557	$502
Commercial real estate	685	519	1,484
Consumer	673	669	689
Commercial	7	8	9
Total	1,788	1,753	2,684

Foreclosed and repossessed assets:
Commercial real estate	0	0	636
Total non‑performing assets	$1,788	$1,753	$3,320
Total as a percentage of total assets	0.17%	0.18%	0.37%
Total as a percentage of total loans receivable, net	0.29%	0.28%	0.42%
Allowance for loan losses to non-performing loans	507.15%	565.75%	398.72%

Delinquency data:
Delinquencies (1)
30+ days	$1,113	$1,255	$995
90+ days	0	0	0
Delinquencies as a percentage of loan portfolio (1)
30+ days	0.17%	0.19%	0.15%
90+ days	0.00%	0.00%	0.00%

(1) Excludes non-accrual loans.

Non-Interest Income and Expense

Non-interest income was $3.1 million for the third quarter of 2021, a decrease of $1.4 million, or 32.6%, from $4.5 million for the third quarter of 2020. Gain on sales of loans decreased $1.5 million between the periods primarily because of a decrease in single family loan originations and sales. Other non-interest income decreased slightly due primarily to a decrease in the gains recognized on the sale of other real estate owned between the periods. Fees and service charges increased $0.1 million between the periods due primarily to an increase in debit card income. Loan servicing fees increased slightly between the periods due to an increase in the aggregate balances of single family mortgage loans that were being serviced for others.

Non-interest expense was $6.9 million for the third quarter of 2021, an increase of $0.2 million, or 2.7%, from $6.7 million for the third quarter of 2020. Professional services expense increased $0.2 million between the periods primarily because of an increase in legal expenses relating to an ongoing bankruptcy litigation claim. Data processing costs increased $0.1 million between the periods due to an increase in debit card processing expenses. Compensation and benefits expense increased slightly between the periods primarily because of a decrease in the direct loan origination compensation costs that were deferred as a result of the decreased mortgage loan production between the periods. These increases in non-interest expense were partially offset by a $0.1 million decrease in other non-interest expense due primarily to a decrease in mortgage servicing expense between the periods. Occupancy and equipment expense decreased slightly between the periods due to a decrease in building related expenses.

Income tax expense was $1.5 million for the third quarter of 2021, an increase of $0.3 million from $1.2 million for the third quarter of 2020. The increase in income tax expense between the periods is primarily the result of an increase in pre-tax income.

Paycheck Protection Program

The Bank actively participated in helping businesses that were negatively impacted by COVID-19 that applied for forgivable loans under the PPP as part of the CARES Act. The CARES Act, which was signed into law on March 27, 2020, allocated $349 billion in funding to help small businesses that were negatively impacted by the COVID-19 pandemic. The Bank had the following activity related to the first round of the PPP during 2020 and through September 30, 2021:

(Dollars in thousands)	Number of Loans	Amount	Net Deferred Fees
Originated	413	$53,153	1,837
Repaid	(130)	(19,484)	-
Net deferred fees recognized	-	-	(1,097)
Balance, December 31, 2020	283	33,669	740
Repaid	(243)	(21,419)	-
Net deferred fees recognized	-	-	(597)
Balance, March 31, 2021	40	12,250	143
Repaid	(35)	(11,334)	-
Net deferred fees recognized	-	-	(126)
Balance, June 30, 2021	5	916	17
Repaid	(5)	(916)	-
Net deferred fees recognized	-	-	(17)
Balance, September 30, 2021	0	$0	0

The Consolidated Appropriations Act of 2021, which was signed into law on December 27, 2020, allocated $284 billion to the Small Business Administration (SBA) to fund a second round of the PPP. The Bank actively participated in the second round of the PPP and had the following activity through September 30, 2021:

(Dollars in thousands)	Number of Loans	Amount	Net Deferred Fees
Originated	416	$26,798	1,476
Net deferred fees recognized	-	-	(29)
Balance, March 31, 2021	416	26,798	1,447
Originated	50	2,167	149
Repaid	(182)	(6,539)	-
Net deferred fees recognized	-	-	(522)
Balance, June 30, 2021	284	22,426	1,074
Repaid	(232)	(15,371)	-
Net deferred fees recognized	-	-	(805)
Balance, September 30, 2021	52	$7,055	269

It is anticipated that the majority of the outstanding loans at September 30, 2021 will be forgiven by the SBA and the remaining net deferred fees will be recognized into income when the loan is repaid.

Return on Assets and Equity

Return on average assets (annualized) for the third quarter of 2021 was 1.45%, compared to 1.39% for the third quarter of 2020. Return on average equity (annualized) was 13.18% for the third quarter of 2021, compared to 12.50% for the same period in 2020. Book value per common share at September 30, 2021 was $23.93, compared to $20.91 at September 30, 2020.

Nine Month Period Results

Net Income

Net income was $11.6 million for the nine month period ended September 30, 2021, an increase of $4.4 million, or 61.1%, compared to net income of $7.2 million for the nine month period ended September 30, 2020. Diluted earnings per share for the nine month period ended September 30, 2021 was $2.55, an increase of $1.01 per share, compared to diluted earnings per share of $1.54 for the same period in 2020. The increase in net income between the periods was primarily because of a $3.9 million decrease in the provision for loan losses. The provision for loan losses decreased primarily because of the reduction in the required reserves due to improvements in the economic environment related to the COVID-19 pandemic and the results of an internal analysis of the loan portfolio. Other non-interest income increased $1.8 million due primarily to an increase in the gains that were realized on the sale of real estate owned. Net interest income increased $1.8 million primarily due to an increase in the yield enhancements that were realized on PPP loans that were repaid during the period. These increases in net income were partially offset by a $1.6 million decrease in the gain on sales of mortgage loans due to a decrease in mortgage loan activity between the periods. Income tax expense also increased $1.7 million as a result of the increased pre-tax income between the periods.

Net Interest Income

Net interest income was $23.2 million for the first nine months of 2021, an increase of $1.8 million, or 8.3%, from $21.4 million for the same period in 2020. Interest income was $24.4 million for the nine month period ended September 30, 2021, an increase of $0.7 million, or 3.0%, from $23.7 million for the same nine month period in 2020. Interest income increased primarily because of the $2.1 million in yield enhancements recognized on PPP loans that were repaid during the period. Interest income also increased because of the $133.8 million increase in the average interest-earning assets between the periods. These increases in interest income were partially offset by a decrease in the average yield earned on interest-earning assets which was 3.49% for the first nine months of 2021, a decrease of 46 basis points from 3.95% for the first nine months of 2020. The decrease in the average yield is primarily related to the decrease in the prime rate that occurred in the first quarter of 2020, which lowered the rate on adjustable rate loans in the portfolio as well as any new or renewing fixed rate loans that were originated since that time.

Interest expense was $1.2 million for the first nine months of 2021, a decrease of $1.1 million, or 46.7%, compared to $2.3 million in the first nine months of 2020. Interest expense decreased despite the $123.8 million increase in the average interest-bearing liabilities and non-interest bearing deposits between the periods primarily because of the decrease in the average interest rate paid on deposits. The average interest rate paid on interest-bearing liabilities and non-interest bearing deposits was 0.19% for the first nine months of 2021, a decrease of 23 basis points from 0.42% for the first nine months of 2020. The decrease in the interest paid on interest-bearing liabilities was primarily because of the decrease in deposit rates as a result of the decrease in the federal funds rate in the first quarter of 2020. Net interest margin (net interest income divided by average interest-earning assets) for the first nine months of 2021 was 3.31%, a decrease of 26 basis points, compared to 3.57% for the first nine months of 2020. The decrease in the net interest margin is primarily related to the decrease in the average yield earned on interest-earning assets as a result of the decrease in the prime rate that occurred in the first quarter of 2020.

Provision for Loan Losses

The provision for loan losses was ($2.4) million for the first nine months of 2021, a decrease of $3.9 million compared to $1.5 million for the first nine months of 2020. The provision for loan losses decreased primarily because of the reduction in the required reserves due to improvements in the economic environment related to the COVID-19 pandemic and the results of an internal analysis of the loan portfolio. During 2020, the Company increased its allowance for loan losses due to the changes in the economic environment related to the disruption in business activity as a result of the COVID-19 pandemic. In 2021, significant progress was made in the vaccination of the general public and many of the pandemic-focused restrictions have been reduced or eliminated. The amount of the allowance for loan losses established in 2020 related to the economic environment was based, in part, on the amount of loans to borrowers in the hospitality, restaurant and entertainment industries that were negatively impacted by the COVID-19 pandemic. The underlying operations supporting many of the loans that were initially negatively impacted by the pandemic have improved and the amount of loans granted accommodations has decreased in 2021. At September 30, 2021, the Bank had $25.5 million of loans in the hospitality industry that had been granted loan accommodations in accordance with Section 4013 of the CARES Act. The accommodations granted allow borrowers to make interest only payments for periods up to December 31, 2021. Of these loans, $5.7 million were classified but still accruing at September 30, 2021 and all of these loans were current with their agreed upon payments. The commercial credit department continues to communicate regularly with the borrowers that have been granted loan accommodations and monitors their activity closely. It is anticipated that most of the remaining borrowers that have been granted accommodations will be in a position to resume making their regular loan payments at the end of the initial accommodation period. However, some of the borrowers may need additional accommodations when their initial accommodation period ends as their operations may need more time to recover from the impact of the pandemic.

The allowance for loan losses is made up of general reserves on the entire loan portfolio and specific reserves on impaired loans. The general reserve amount includes quantitative reserves based on our past loan loss history and qualitative reserves for other items determined to have a potential impact on future loan losses. The reserves decreased during the first nine months of 2021 due to an improvement in business activity because of the lessened impact of the COVID-19 pandemic. General reserves also decreased because of a decrease in the required reserves as a result of an internal analysis of the loan portfolio. Total non-performing assets were $1.8 million at September 30, 2021, a decrease of $1.5 million, or 46.1%, from $3.3 million at December 31, 2020. Non-performing loans decreased $0.9 million and foreclosed and repossessed assets decreased $0.6 million during the first nine months of 2021.

A reconciliation of the allowance for loan losses for the nine month periods ended September 30, 2021 and 2020 is summarized as follows:

(Dollars in thousands)	2021	2020
Balance at January 1,	$10,699	8,564
Provision	(2,353)	1,548
Charge offs:
Consumer	(42)	(74)
Commercial real estate	0	(730)
Commercial business	0	(8)
Recoveries	766	232
Balance at September 30,	$9,070	9,532

Non-Interest Income and Expense

Non-interest income was $11.0 million for the first nine months of 2021, an increase of $0.4 million, or 4.3%, from $10.6 million for the same period of 2020. Other non-interest income increased $1.7 million due primarily to a $1.4 million increase in the gains realized on the sale of commercial real estate owned between the periods and also because of an increase in the fees earned on the sale of uninsured investment products. Fees and service charges increased $0.2 million between the periods due primarily to an increase in debit card income. Loan servicing fees increased $0.2 million between the periods due to an increase in the aggregate balances of single family mortgage loans that were being serviced for others. These increases in non-interest income were partially offset by a $1.6 million decrease in the gain on sales of loans due to a decrease in single family loan originations and sales between the periods.

Non-interest expense was $20.4 million for the first nine months of 2021, which is unchanged from the same period of 2020. Data processing costs increased $0.1 million between the periods due to an increase in debit card processing expenses. Compensation and benefits expense increased $0.1 million between the periods primarily because of a decrease in the direct loan origination compensation costs that were deferred as a result of the decreased mortgage loan production between the periods. Other non-interest expense increased $0.1 million due primarily to an increase in FDIC insurance costs. These increases in non-interest expense were partially offset by a $0.3 million decrease in professional service expense between the periods primarily because of a decrease in legal expenses relating to an ongoing bankruptcy litigation claim. Occupancy and equipment costs decreased slightly between the periods due to a decrease in depreciation and non-capitalized equipment costs.

Income tax expense was $4.6 million for the first nine months of 2021, an increase of $1.7 million from $2.9 million for the first nine months of 2020. The increase in income tax expense between the periods is primarily the result of an increase in pre-tax income.

Return on Assets and Equity

Return on average assets (annualized) for the nine month period ended September 30, 2021 was 1.60%, compared to 1.15% for the same period in 2020. Return on average equity (annualized) was 14.57% for the nine month period ended September 30, 2021, compared to 9.98% for the same period in 2020.

General Information

HMN Financial, Inc. and the Bank are headquartered in Rochester, Minnesota. Home Federal Savings Bank operates twelve full service offices in Minnesota located in Albert Lea, Austin, Eagan, Kasson, La Crescent, Owatonna, Rochester (4), Spring Valley and Winona, one full service office in Marshalltown, Iowa, and one full service office in Pewaukee, Wisconsin. The Bank also operates a loan origination office located in Sartell, Minnesota.

Safe Harbor Statement

This press release may contain forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are often identified by such forward-looking terminology as “anticipate,” “believe,” “continue,” “could,” “may,” “project,” “will,” and “would,” or similar statements or variations of such terms and include, but are not limited to, those relating to maintaining credit quality and net interest margins; the adequacy and amount of available liquidity and capital resources to the Bank; the Company’s liquidity and capital requirements; anticipated impacts of the COVID-19 pandemic and efforts to mitigate the same on the general economy, our clients, deposit balances, and the allowance for loan losses; anticipated benefits that will be realized by our clients from government assistance programs related to the COVID-19 pandemic, including the forgiveness of PPP loans; the amount of the Bank’s non-performing assets in future periods and the appropriateness of the allowances therefor; the payment of dividends or repurchases of stock by HMN; the projected changes in net interest income based on rate shocks; the range that interest rates may fluctuate over the next twelve months; the net market risk of interest rate shocks; the anticipated results of litigation and our assessment of the impact on our financial statements; the ability of the Bank to pay dividends to HMN; and compliance by the Bank with regulatory standards generally (including the Bank’s status as “well-capitalized”) and other supervisory directives or requirements to which the Company or the Bank are or may become expressly subject.

A number of factors, many of which may be amplified by the COVID-19 pandemic and efforts to mitigate the same, could cause actual results to differ materially from the Company’s assumptions and expectations. These include but are not limited to the adequacy and marketability of real estate and other collateral securing loans to borrowers; federal and state regulation and enforcement; possible legislative and regulatory changes, including changes to regulatory capital rules; the ability of the Bank to comply with other applicable regulatory capital requirements; enforcement activity of the Office of the Comptroller of the Currency and the Federal Reserve Bank (FRB) in the event of our non-compliance with any applicable regulatory standard or requirement; adverse economic, business and competitive developments such as continued shrinking interest margins, reduced collateral values, deposit outflows, changes in credit or other risks posed by the Company’s loan and investment portfolios; changes in costs associated with traditional and alternate funding sources, including changes in collateral advance rates and policies of the Federal Home Loan Bank and the FRB; technological, computer-related or operational difficulties including those from any third party cyberattack; results of litigation; reduced demand for financial services and loan products; changes in accounting policies and guidelines, or monetary and fiscal policies of the federal government or tax laws; domestic and international economic developments; the Company’s access to and adverse changes in securities markets; the market for credit related assets; the future operating results, financial condition, cash flow requirements and capital spending priorities of the Company and the Bank; the availability of internal and, as required, external sources of funding; our ability to attract and retain employees; or other significant uncertainties. Additional factors that may cause actual results to differ from the Company’s assumptions and expectations include those set forth in the Company’s most recent filings on Form 10-K and 10-Q with the Securities and Exchange Commission. All forward-looking statements are qualified by, and should be considered in conjunction with, such cautionary statements. For additional discussion of the risks and uncertainties applicable to the Company, see the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2020 and Part II, Item 1A of its subsequently filed quarterly reports on Form 10-Q.

All statements in this press release, including forward-looking statements, speak only as of the date they are made, and we undertake no duty to update any of the forward-looking statements after the date of this press release.

(Three pages of selected consolidated financial information are included with this release.)

***END***

HMN FINANCIAL, INC. AND SUBSIDIARIES
Consolidated Balance Sheets

	September 30,	December 31,
(Dollars in thousands)	2021	2020
	(unaudited)
Assets
Cash and cash equivalents	$149,436	86,269
Securities available for sale:
Mortgage-backed and related securities (amortized cost $194,562 and $99,821)	194,307	101,464
Other marketable securities (amortized cost $40,690 and $46,491)	40,632	46,626
	234,939	148,090

Loans held for sale	5,754	6,186
Loans receivable, net	622,264	642,630
Accrued interest receivable	2,062	3,102
Mortgage servicing rights, net	3,232	3,043
Premises and equipment, net	9,815	10,133
Goodwill	802	802
Core deposit intangible	17	57
Prepaid expenses and other assets	5,683	7,241
Deferred tax asset, net	2,611	2,027
Total assets	$1,036,615	909,580

Liabilities and Stockholders’ Equity
Deposits	$915,302	795,204
Accrued interest payable	76	140
Customer escrows	3,212	1,998
Accrued expenses and other liabilities	8,091	8,986
Total liabilities	926,681	806,328
Commitments and contingencies
Stockholders’ equity:
Serial preferred stock ($.01 par value): authorized 500,000 shares; issued 0	0	0
Common stock ($.01 par value): authorized 16,000,000 shares; issued 9,128,662	91	91
Additional paid-in capital	40,610	40,480
Retained earnings, subject to certain restrictions	129,414	117,849
Accumulated other comprehensive (loss) income	(226)	1,282
Unearned employee stock ownership plan shares	(1,304)	(1,450)
Treasury stock, at cost 4,534,087 and 4,359,552 shares	(58,651)	(55,000)
Total stockholders’ equity	109,934	103,252
Total liabilities and stockholders’ equity	$1,036,615	909,580

HMN FINANCIAL, INC. AND SUBSIDIARIES
Consolidated Statements of Comprehensive Income
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
(Dollars in thousands, except per share data)	2021	2020	2021	2020
Interest income:
Loans receivable	$7,837	7,489	22,754	22,156
Securities available for sale:
Mortgage-backed and related	457	271	1,288	825
Other marketable	57	163	226	546
Other	50	26	116	149
Total interest income	8,401	7,949	24,384	23,676

Interest expense:
Deposits	360	656	1,223	2,293
Total interest expense	360	656	1,223	2,293
Net interest income	8,041	7,293	23,161	21,383
Provision for loan losses	(886)	770	(2,353)	1,548
Net interest income after provision for loan losses	8,927	6,523	25,514	19,835

Non-interest income:
Fees and service charges	810	753	2,332	2,136
Loan servicing fees	389	347	1,168	976
Gain on sales of loans	1,471	3,005	4,909	6,503
Other	381	422	2,639	975
Total non-interest income	3,051	4,527	11,048	10,590

Non-interest expense:
Compensation and benefits	3,948	3,916	11,865	11,762
Occupancy and equipment	1,090	1,101	3,301	3,335
Data processing	384	334	1,099	963
Professional services	409	241	895	1,175
Other	1,075	1,135	3,205	3,144
Total non-interest expense	6,906	6,727	20,365	20,379
Income before income tax expense	5,072	4,323	16,197	10,046
Income tax expense	1,453	1,222	4,632	2,869
Net income	3,619	3,101	11,565	7,177
Other comprehensive (loss) income, net of tax	(688)	(202)	(1,508)	1,297
Comprehensive income available to common stockholders	$2,931	2,899	10,057	8,474
Basic earnings per share	$0.82	0.67	2.57	1.55
Diluted earnings per share	$0.81	0.67	2.55	1.54

HMN FINANCIAL, INC. AND SUBSIDIARIES

Selected Consolidated Financial Information

(unaudited)

	Three Months Ended		Nine Months Ended
SELECTED FINANCIAL DATA:	September 30,		September 30,
(Dollars in thousands, except per share data)	2021	2020	2021	2020
I. OPERATING DATA:
Interest income	$8,401	7,949	24,384	23,676
Interest expense	360	656	1,223	2,293
Net interest income	8,041	7,293	23,161	21,383

II. AVERAGE BALANCES:
Assets(1)	992,620	888,000	967,890	835,389
Loans receivable, net	628,608	669,258	636,285	641,591
Securities available for sale(1)	215,811	103,132	192,877	100,889
Interest-earning assets(1)	960,583	852,879	934,243	800,452
Interest-bearing liabilities and non-interest-bearing deposits	874,473	777,866	854,093	730,336
Equity(1)	108,955	98,663	106,108	96,100

III. PERFORMANCE RATIOS: (1)
Return on average assets (annualized)	1.45%	1.39%	1.60%	1.15%
Interest rate spread information:
Average during period	3.31	3.37	3.30	3.53
End of period	3.12	3.35	3.12	3.35
Net interest margin	3.32	3.40	3.31	3.57
Ratio of operating expense to average total assets (annualized)	2.76	2.95	2.81	3.24
Return on average equity (annualized)	13.18	12.50	14.57	9.98
Efficiency	62.26	56.91	59.53	63.74

	September 30,	December 31,	September 30,
	2021	2020	2020
IV. EMPLOYEE DATA:
Number of full time equivalent employees	168	172	171

V. ASSET QUALITY:
Total non-performing assets	$1,788	3,320	2,955
Non-performing assets to total assets	0.17%	0.37%	0.33%
Non-performing loans to total loans receivable, net	0.29	0.42	0.38
Allowance for loan losses	$9,070	10,699	9,532
Allowance for loan losses to total assets	0.87%	1.18%	1.06%
Allowance for loan losses to total loans receivable, net(2)	1.46	1.66	1.42
Allowance for loan losses to non-performing loans	507.15	398.72	375.19

VI. BOOK VALUE PER SHARE:
Book value per common share	$23.93	21.65	20.91

	Nine Months Ended September 30, 2021	Year Ended December 31, 2020	Nine Months Ended September 30, 2020
VII. CAPITAL RATIOS:
Stockholders’ equity to total assets, at end of period	10.61%	11.35%	11.26%
Average stockholders’ equity to average assets(1)	10.96	11.43	11.50
Ratio of average interest-earning assets to average interest-bearing liabilities(1)	109.38	109.66	109.60
Home Federal Savings Bank regulatory capital ratios:
Common equity tier 1 capital ratio	13.85	13.62	13.16
Tier 1 capital leverage ratio	9.64	9.85	9.73
Tier 1 capital ratio	13.85	13.62	13.16
Risk-based capital	15.10	14.87	14.41

(1)	Average balances were calculated based upon amortized cost without the market value impact of ASC 320.
(2)	Allowance for loan losses to total loans receivable, net without the $7.1 million of outstanding PPP loans would be 1.47% as of September 30, 2021.